EMPLOYMENT AGREEMENT

	THIS AGREEMENT is made and entered into this ____ day of __________, 2001, by and between Cycle Country Accessories
Corporation, an Iowa Corporation, (hereinafter referred to as the Corporation) and Jimmy D. Danbom, of Marco Island, Florida,
(hereinafter referred to as Danbom).
	WHEREAS, Danbom has been a major stockholder, executive employee, and board member, since the inception of Cycle Country Accessories Corporation; and
	WHEREAS in 1996 Danbom ceased his duties as general manager of the Corporation and as a fulltime employee of the Corporation but has continued as an officer, director and executive employee on an "as needed limited basis" since that time; and
	WHEREAS, the Corporation desires to insure itself of the continued services of Danbom as a member of its Board of Directors, and as an employee and an advisory managerial and development capacity, for a minimum of three (3) years from the date of this agreement on the terms and conditions set forth herein; and
	WHEREAS, Danbom is willing to accept and undertake such employment.
	NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND MUTUAL COVENANTS HEREIN SET FORTH, THE CORPORATION AND DANBOM AGREE AS
FOLLOWS:


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        1.      Employment.  The Corporation agrees to and does hereby
employ Danbom and Danbom agrees to and does hereby accept employment by the Corporation, in an "as needed" consulting basis in a managerial and research and development capacity, for a minimum of a three (3)
year period commencing on the ____ day of ___________, 2001 to the
____ day of ____________, 2004.  It is understood between the parties that for the majority of this time, Danbom will not be expected to be physically present to perform these duties and that these duties will be performed through telephone, facsimile, and e-mail communications between the parties.
        2. Election to Other Posts. The Corporation agrees that during the term of his employment, Danbom will be elected to serve on the Board of Directors of the Corporation and will receive as a director of the Corporation identical compensation and benefit as is received by the other directors of the Corporation.
        3.      Compensation.   For all services to be rendered hereinunder
by Danbom except his duties as a Board of Director, the Corporation will pay Danbom:
               (a) Basic Current Compensation. Danbom will receive during the term of his employment, basic current compensation at the rate of $75,000.00 per annum. Said amount shall be paid in equal weekly installments.
               (b)     Fringe Benefits.

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               (1)     Health Insurance.  Danbom shall receive full
                       health insurance benefits, including family coverage.
               (2)     Motor Vehicle.  The Corporation shall supply
                       Danbom with a motor vehicle suitable for use as an executive vehicle. The Corporation shall further reimburse Danbom for all reasonable expenses, including fuel, repairs, insurance, etc.
               (3) Sick Pay and Holidays. Danbom shall receive sick pay and holidays as are in effect for all other employees.
               (4) Death. In the event of the death of Danbom, all compensation shall terminate at the expiration of the month of his death.
        4. Termination of Employment Agreement. In the event that Danbom shall wish to voluntarily terminate this agreement, he shall give 30 days written notice to the Corporation of his intent to terminate this agreement. At the time of said termination, all compensation which Danbom is receiving pursuant to this Agreement shall cease.
        5. Inventions. Purchaser agrees, so long as Danbom is employed hereunder, any and all inventions, whether patentable or not, developed by him during the period of employment, and pertaining to the general lines of the products of the Corporation, shall be his

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sole property.  Danbom agrees to negotiate in good faith the sale of any said inventions to the Corporation and should such negotiations not result in an agreement between parties, Danbom hereby grants the Corporation a right of first refusal. Should Danbom receive a bona fide written offer from a third party to acquire said invention, which Danbom plans to accept, then he shall immediately give written notice to the Corporation together with a copy of said Offer and the Corporation shall have 30 days from receipt of said Notice to match its terms and acquire said invention from Danbom.
        6.      Covenant Not to Compete.   Danbom agrees that he will not
compete with the Corporation, directly or indirectly, as an officer, principal stockholder, agent, employee or otherwises, either alone or in association with other persons, firms, corporations, in any place within or without the United States of America, regarding the production, manufacture, sale, or distribution of any products similar to those produced, manufactured, sold or distributed by the Corporation, except with the prior written consent of the Corporation.
This Agreement shall cover any period of time during which he is receiving or is entitled to receive compensation hereunder and also a period of five (5) years thereafter. Danbom further agrees, that during such periods, he will not disclose to any other person or business entity, any trade secrets or other confidential information as to the Corporation or the Corporation's processes, operations, products or customers.
        7. Acquisitions. It is understood between the parties to this Agreement that in the future Danbom may be called upon by the Corporation to assist them in acquisitions of other companies or product lines. It is the intent of the parties that the terms of this Agreement shall not apply to Danbom's involvement in such acquisitions and that additional compensation will be negotiated between the parties for any work Danbom is called upon to do in relation to such

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acquisitions.  It is further understood that Danbom has no obligation to accept any duties relating to acquisitions.
        8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of Danbom, and any successors in interest of the Corporation.

CORPORATION:				Cycle Country Accessories Corporation

                                                By:_________________________

                                                Title:______________________


                                                _____________________________
						Jimmy D. Danbom, Individually


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